Exhibit 23.1 Consent from James E. Slayton, CPA

NuTek, Inc.

EXHIBIT #23 Consent of Experts and Counsel

James E. Slayton, CPA
3867 West Market Street
Suite 208
Akron, Ohio  44333



To Whom It May Concern:							January 12, 2000

The firm of James E. Slayton, Certified Public Accountant consents to the inclusion of my report of December 31, 1999, on the Financial Statements of Nutek, Inc. from the date of January 1, 1998 through December 31, 1999, in any filings that are necessary now or in the near future to be filed with the
U. S. Securities and Exchange Commission.

Professionally,

/s/ James E. Slayton
-----------------------------
James Slayton, CPA
Ohio License ID  #04-1-15582